UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.               )
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Lamar Advertising Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LAMAR ADVERTISING COMPANY
5551 Corporate Boulevard
Baton Rouge, Louisiana 70808
(225) 926-1000
NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 26, 2005
To the Stockholders:
      The 2005 Annual Meeting of Stockholders of Lamar Advertising Company, a Delaware corporation, will be held at the offices of Lamar Advertising Company, 5551 Corporate Boulevard, Baton Rouge, Louisiana, at 10:00 a.m. on Thursday, May 26, 2005, for the following purposes:

1. To elect seven directors, each for a one-year term.

2. To transact any other business as may properly come before the meeting.

Only stockholders of record at the close of business on April 6, 2005 will be entitled to vote at the meeting.
      It is important that your shares be represented at the meeting. Therefore, whether or not you plan to attend the meeting, please complete your proxy and return it in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the meeting and wish to vote in person, your proxy will not be used.

By order of the Board of Directors,

James R. McIlwain
Secretary
Baton Rouge, Louisiana
April 22, 2005

LAMAR ADVERTISING COMPANY

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 26, 2005

General Information
      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Lamar Advertising Company for use at the Annual Meeting of Stockholders to be held at the offices of Lamar Advertising Company, 5551 Corporate Boulevard, Baton Rouge, Louisiana, at 10:00 a.m. on Thursday, May 26, 2005, and at any adjournments of the Annual Meeting.
      We are mailing our annual report to stockholders for the fiscal year ended December 31, 2004 to stockholders with the mailing of this proxy statement on or about April 22, 2005. Our annual report to stockholders includes a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2004 as filed with the SEC, except for certain exhibits.
Record Date, Voting Rights and Outstanding Shares
      The Board of Directors has fixed April 6, 2005 as the record date for determining holders of our common stock who are entitled to vote at the Annual Meeting.
      We have two classes of common stock and one class of preferred stock issued and outstanding: Class A Common Stock, $.001 par value per share, Class B Common Stock, $.001 par value per share, and Series AA Preferred Stock, $.001 par value per share. We refer to our Class A Common Stock and our Class B Common Stock collectively as our common stock.
      With respect to the matters submitted for vote at the Annual Meeting, each share of Class A Common Stock and Series AA Preferred Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes.
      Our Class A Common Stock, Class B Common Stock and Series AA Preferred Stock will vote as a single class on the matters submitted at the Annual Meeting. On April 6, 2005, there were outstanding and entitled to vote 89,849,892 shares of Class A Common Stock, 15,672,527 shares of Class B Common Stock and 5,719.49 shares of Series AA Preferred Stock.
      The presence at the Annual Meeting, in person or by proxy, of the holders of one-third of the votes represented by the Class A Common Stock, the Class B Common Stock and the Series AA Preferred Stock issued and outstanding on April 6, 2005 will constitute a quorum for the transaction of business. Proxies submitted by brokers that do not indicate a vote for the proposal because the brokers do not have discretionary voting authority and have not received instructions from the beneficial owners on how to vote on the proposal are called “broker non-votes.” We will count broker non-votes, votes withheld and abstentions as being present at the Annual Meeting in determining whether a quorum exists for the transaction of business at the Annual Meeting.
      Stockholders who do not attend the Annual Meeting in person may submit proxy cards by mail. Proxy cards in the enclosed form, if received in time for voting and are not revoked, will be voted at the Annual

Meeting in accordance with the instructions on the proxy cards. If no instructions are indicated, the shares represented by the proxy will be voted:

•	FOR the election of the Director nominees named herein; and

•	In accordance with the judgment of the proxy holders as to any other matter that may be properly brought before the Annual Meeting or any adjournments of the Annual Meeting.
      We will not count shares that abstain from voting on a particular matter or shares represented by broker non-votes as votes cast on that matter. Accordingly, abstentions and broker non-votes will have no effect on the outcome of voting on matters to be voted on at the Annual Meeting that require the affirmative vote of a certain percentage or a plurality of the votes cast on a matter.
Voting of Proxies
      You may vote by either of the following means:

•	by mail; or

•	in person at the Annual Meeting.
      To vote by mail, sign, date and complete the enclosed proxy card and return it in the enclosed self-addressed envelope. If you hold your shares through a bank, broker or other nominee, it will give you separate instructions for voting your shares.
Revocability of Proxies
      Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. You may revoke the proxy by filing an instrument of revocation or a duly executed proxy bearing a later date with our Secretary at our principal executive offices, 5551 Corporate Boulevard, Baton Rouge, Louisiana 70808. You may also revoke your proxy by attending the Annual Meeting and voting in person. If you do not revoke your proxy, we will vote the proxy at the Annual Meeting in accordance with the instructions indicated on your proxy card.
Householding of Annual Meeting Materials
      Some banks, brokers and other nominee record holders may be “householding” our proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call (225-926-1000) or write us at our principal executive offices at 5551 Corporate Boulevard, Baton Rouge, Louisiana 70808, Attention: Secretary. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

Share Ownership

Common Stock
      The following table sets forth certain information known to us as of March 15, 2005 with respect to the shares of our Class A and Class B Common Stock that are beneficially owned as of such date by: (i) each of our directors and each of our nominees for director; (ii) our Chief Executive Officer and each of our other executive officers; (iii) all of our directors and executive officers as a group; and (iv) each person known by us to beneficially own more than 5% of our Class A or Class B Common Stock. Except as otherwise indicated, we believe each beneficial owner named below has sole voting and sole investment power with respect to all shares beneficially owned by that holder.

	Title of	Number of		Percent
Beneficial Owner	Class	Shares Owned		of Class

Directors, Nominees for Director and Executive Officers
Kevin P. Reilly, Jr.	Class A	800,511	(1)(2)	*
	Class B (3)	11,362,250	(4)(5)	72.5	% (6)

Anna Reilly Cullinan	Class A	548,138	(1)	*
	Class B (3)	10,540,280	(4)(7)	67.3	% (8)

John Maxwell Hamilton	Class A	25,000	(9)	*

Keith A. Istre	Class A	96,512	(10)	*

Robert M. Jelenic	Class A	13,734	(11)	*

Charles W. Lamar III	Class A	4,673,885	(12)	5.2%

Stephen P. Mumblow	Class A	25,000	(13)	*

Thomas V. Reifenheiser	Class A	24,000	(14)	*

Sean E. Reilly	Class A	655,638	(1)(15)	*
	Class B (3)	10,782,835	(4)	68.8	% (16)

Wendell Reilly	Class A	1,120,523	(1)(17)	1.1%
	Class B (3)	9,987,162	(4)(18)	63.7	% (19)

All Current Directors and Executive Officers	Class A	5,766,142	(20)	19.3	% (21)
as a group (9 Persons)

5% Stockholders
FMR Corp.	Class A	12,676,910	(22)	14.1%
82 Devonshire Street
Boston, MA 02109

Goldman Sachs Asset Management, L.P.	Class A	9,106,916	(23)	10.1%
32 Old Slip
New York, NY 10005

	Title of	Number of		Percent
Beneficial Owner	Class	Shares Owned		of Class

5% Stockholders (continued)
Janus Capital Management LLC	Class A	7,902,551	(24)	8.8%
151 Detroit Street
Denver, CO 80206

The Reilly Family Limited Partnership	Class A	548,138		*
c/o Lamar Advertising Company	Class B (3)	9,000,000		57.4	% (25)
5551 Corporate Blvd
Baton Rouge, LA 70808

Wellington Management Company, LLP	Class A	4,641,515	(26)	5.2%
75 State Street
Boston, MA 02109

*	Less than 1%

(1)	Includes 548,138 shares held by the Reilly Family Limited Partnership (the “RFLP”), of which Kevin P. Reilly, Jr. is the managing general partner. Kevin Reilly’s three siblings, Anna Reilly Cullinan (a nominee for director), Sean E. Reilly (the Chief Operating Officer and Vice President) and Wendell Reilly (a nominee for director) are the other general partners of the RFLP. The managing general partner has sole voting power over the shares but dispositions of the shares require the approval of 50% of the general partnership interests of the RFLP. Anna Reilly Cullinan, Sean Reilly and Wendell Reilly disclaim any beneficial ownership in the shares held by the RFLP.

(2)	Includes 107,500 shares subject to stock options exercisable within 60 days of March 15, 2005.

(3)	Upon the sale of any shares of Class B Common Stock to a person other than to a Permitted Transferee, such shares will automatically convert into shares of Class A Common Stock. Permitted Transferees include (i) Kevin P. Reilly, Sr.; (ii) a descendant of Kevin P. Reilly, Sr.; (iii) a spouse or surviving spouse (even if remarried) of any individual named or described in (i) or (ii) above; (iv) any estate, trust, guardianship, custodianship, curatorship or other fiduciary arrangement for the primary benefit of any one or more of the individuals named or described in (i), (ii) and (iii) above; and (v) any corporation, partnership, limited liability company or other business organization controlled by and substantially all of the interests in which are owned, directly or indirectly, by any one or more of the individuals and entities named or described in (i), (ii), (iii) and (iv) above. Except for voting rights, the Class A and Class B Common Stock are substantially identical. The holders of Class A Common Stock and Class B Common Stock vote together as a single class (except as may otherwise be required by Delaware law), with the holders of Class A Common Stock entitled to one vote per share and the holders of Class B Common Stock entitled to ten votes per share, on all matters on which the holders of common stock are entitled to vote.

(4)	Includes 9,000,000 shares held by the RFLP (see footnote 1 above).

(5)	Includes 377,474 shares held by the Kevin P. Reilly, Jr. Family Trust.

(6)	Represents 10.8% of the Class A Common Stock if all shares of Class B Common Stock are converted into Class A Common Stock.

(7)	Includes 1,540,280 shares owned jointly by Anna Reilly Cullinan and her spouse.

(8)	Represents 10.0% of the Class A Common Stock if all shares of Class B Common Stock are converted into Class A Common Stock.

(9)	Consists of 24,000 shares of Class A Common Stock subject to stock options exercisable within 60 days of March 15, 2005, and 1,000 shares owned jointly with his spouse.

(10)	Includes 95,200 shares of Class A Common Stock subject to stock options exercisable within 60 days of March 15, 2005.

(11)	Includes 13,334 shares of Class A Common Stock subject to stock options exercisable within 60 days of March 15, 2005.

(12)	Includes (a) 425,000 shares that Charles W. Lamar III has exchanged for units in exchange funds over which he retains voting power; (b) 200,000 shares that Charles Lamar has pledged pursuant to forward sales contracts; (c) 916,924 shares held in trust for Charles Lamar’s two minor children who reside with him, of which 300,000 shares have been pledged pursuant to forward sales contracts, and 70,000 shares have been exchanged for units in an exchange fund over which they retain voting power; Charles Lamar disclaims beneficial ownership of the shares held by the trusts; (d) 2,609,490 shares held by CWL3, LLC, CWL3 No. 2DG, LLC, CWL3 No. 3C, LLC, and Lamar Investment Fund, LLC, of which 1,000,000 shares have been pledged pursuant to forward sales contracts and collars; Charles Lamar is deemed be the beneficial owner of the shares held by these entities; and (e) 50,750 shares owned by Mr. Lamar’s spouse and 5,710 shares owned by Charles Lamar’s minor children, as to which Mr. Lamar disclaims beneficial ownership.

(13)	Includes 24,000 shares of Class A Common Stock subject to stock options exercisable within 60 days of March 15, 2005.

(14)	Consists of 24,000 shares of Class A Common Stock subject to stock options exercisable within 60 days of March 15, 2005.

(15)	Includes 107,500 shares subject to stock options exercisable within 60 days of March 15, 2005.

(16)	Represents 10.2% of the Class A Common Stock if all shares of Class B Common Stock are converted into Class A Common Stock.

(17)	Includes (i) 224,172 shares held in a trust of which Wendell Reilly is the trustee and (ii) 210,375 shares held by a limited partnership, the general partner of which is a single-member limited liability company, the sole member of which is Mr. Reilly’s spouse.

(18)	Includes 200,000 shares held in a trust of which Mr. Reilly is the trustee.

(19)	Represents 9.5% of the Class A Common Stock if all shares of Class B Common Stock are converted into Class A Common Stock.

(20)	See Notes 1, 2, 4, 5, 7, 9, 10, 11, 12, 13, 14, and 15.

(21)	Assumes the conversion of all shares of Class B Common Stock into shares of Class A Common Stock.

(22)	Includes (a) 11,161,767 shares beneficially owned by its wholly owned subsidiary Fidelity Management & Research Company over which FMR Corp. and Edward C. Johnson 3d have sole dispositive power, (b) 159,201 shares also owned by Fidelity Management & Research Company that could be acquired upon the conversion of $8,200,000 principal amount of Lamar Advertising’s 2.875% Convertible Notes due 2010, (c) 655,882 shares beneficially owned by Fidelity Management Trust Company over which FMR Corp. and Edward C. Johnson 3d have sole voting and dispositive power, (d) 740 shares beneficially owned by Strategic Advisers, Inc. over which FMR Corp. and Edward C. Johnson 3d have sole voting and dispositive power, and (e) 699,320 shares owned by Fidelity International Limited and voluntarily reported as beneficially owned by FMR Corp. and Edward C. Johnson 3d. Based on the Schedule 13G/ A filed by FMR Corp. with the Commission for the year ended December 31, 2004.

(23)	Goldman Sachs Asset Management, L.P. has sole voting power as to 7,428,806 of these shares and sole dispositive power as to all of these shares. Based on the Schedule 13G/ A filed with the Commission by Goldman Sachs Asset Management, L.P. for the year ended December 31, 2004.

(24)	Includes (a) 1,096,082 shares that may be acquired by Janus Capital Management LLC upon the conversion of bonds and (b) 631,880 shares beneficially owned by Enhanced Investment Technologies LLC over which Janus Capital Management LLC shares voting and investment power. Based on the Schedule 13G/ A filed with the Commission by Janus Capital Management LLC for the year ended December 31, 2004.

(25)	Represents 8.5% of the Class A Common Stock if all shares of Class B Common Stock are converted into Class A Common Stock.

(26)	Wellington Management Company, LLP shares voting power as to 3,274,164 of these shares and shares investment power as to all of these shares. Based on the Schedule 13G/ A filed by Wellington Management Company, LLP with the Commission for the year ended December 31, 2004.

Preferred Stock
      The Company also has outstanding 5,719.49 shares of Series AA Preferred Stock. Holders of Series AA Preferred Stock are entitled to one vote per share. The Series AA Preferred Stock is held as follows: 3,134.8 shares (54.8%) by the RFLP, of which Kevin P. Reilly, Jr. is the managing general partner and Anna Reilly Cullinan, Sean E. Reilly and Wendell Reilly are the general partners; 1,500 shares (26.2%) by Charles W. Lamar III; and 1,084.69 shares (19.0%) by Mary Lee Lamar Dixon. The aggregate outstanding Series AA Preferred Stock represents less than 1% of the capital stock of the Company.
Section 16(a) Beneficial Ownership Reporting Compliance
      Our directors, our executive officers and anyone owning beneficially more than ten percent of our registered equity securities are required under Section 16(a) of the Securities Exchange Act of 1934 to file with the SEC reports of their ownership and changes to their ownership of our securities. They must also furnish copies of the reports to us. Based solely on our review of the reports furnished to us and any written representations we received that no other reports were required, we believe that, during the fiscal year ended December 31, 2004, our officers, directors and ten-percent stockholders complied with all Section 16(a) filing requirements applicable to them, except for the following: Mr. Lamar reported three transactions that occurred on November 19, 2004 on a Form 4 filed on December 15, 2004 and Mrs. Cullinan reported one gift transaction that occurred on June 29, 2004 on a Form 5 filed on April 14, 2005.

PROPOSAL: ELECTION OF DIRECTORS
      The Board of Directors has fixed the number of directors at seven for the coming year. The persons named below have been nominated for election as directors at the Annual Meeting of Stockholders to be held on May 26, 2005, to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified. Each has consented to being named a nominee in this proxy statement and to serve, if elected, as a director. If any nominee is unable to serve, proxies will be voted for such other candidates as may be nominated by the Board of Directors.
      The Board has determined that Messrs. Hamilton, Jelenic, Mumblow and Reifenheiser are “independent directors” as defined in the Nasdaq National Market listing standards.
Required Vote
      Directors will be elected by a plurality of the votes cast by the stockholders entitled to vote on this proposal at the meeting. Abstentions, broker non-votes and votes withheld will not be treated as votes cast for this purpose and will not affect the outcome of the election.
The Board of Directors recommends that you vote FOR the election of each of the nominees listed below.
Nominees for Director
      The following table contains certain information about the nominees for director.

		Director
Name and Age	Business Experience During Past Five Years and Other Directorships	Since

Kevin P. Reilly, Jr. Age: 50	Kevin P. Reilly, Jr. has served as our President and Chief Executive Officer since February 1989 and as one of our directors since February 1984. Mr. Reilly served as the President of our Outdoor Division from 1984 to 1989. Mr. Reilly, our employee since 1978, has also served as Assistant and General Manager of our Baton Rouge Region and Vice President and General Manager of the Louisiana Region. Mr. Reilly received a B.A. from Harvard University in 1977.	1984

Anna Reilly Cullinan Age: 41	From 1995 until 2000, Mrs. Cullinan owned and operated Lula’s Cafe, a restaurant, and served on the Board of Directors of several community-based organizations in South Bend, Indiana. Mrs. Cullinan currently is a director of St. Joseph Capital Corporation in South Bend. Prior to living and raising her family in Indiana, Mrs. Cullinan worked for the Corporation for National Service and the Ashoka Foundation in Washington, D.C. Mrs. Cullinan received her B.A. from Emory University in 1985, and a Masters of Public Policy from Duke University in 1990.	2001

		Director
Name and Age	Business Experience During Past Five Years and Other Directorships	Since

Wendell Reilly Age: 47	Wendell Reilly has been the Managing Partner of Grapevine Partners, LLC, a media and communications investment company, since 2000. Mr. Reilly is also the Chief Executive Officer of SignPost Networks, LLC, an advertising company focusing on electronic displays located in transit centers, and a director of Leader Publishing Group and Piedmont Television LLC. Mr. Reilly currently serves as a trustee of Emory University and as an advisory board member of Hands On Atlanta. Mr. Reilly previously served as the Company’s Chief Financial Officer from 1985 to 1989 and director from 1999 to 2001, as well as the Chief Financial Officer of Haas Publishing Companies from 1989 to 1993. Mr. Reilly received a B.A. in English from Emory University in 1980, and an M.B.A. in Finance from Vanderbilt University in 1983.	—

Stephen P. Mumblow Age: 49	Stephen P. Mumblow is the President of Manhan Media, Inc., an investment company in broadcasting and other media concerns. Mr. Mumblow is also a director of the Journal Register Company. Until January 2002, Mr. Mumblow was the President and a Director of Communications Corporation of America, a television and radio broadcasting company, having joined that company in 1998. Mr. Mumblow was a Managing Director of Chase Securities, Inc., an investment banking firm, from March 1988 to August 1998. Prior to that, he was a Vice President of Michigan Energy Resources Company, an intrastate natural gas utility company and cable television and broadcasting concern, and Citibank, N.A., a commercial bank. Mr. Mumblow is a 1977 graduate of The Wharton School, University of Pennsylvania with a B.S. Degree in Economics.	1999

John Maxwell Hamilton Age: 58	John Maxwell Hamilton has served as Dean of the Manship School of Mass Communications of Louisiana State University since 1992. In addition, Mr. Hamilton worked on the staff of the World Bank, the United States House of Representatives Subcommittee on Economic Policy and Trade, and the United States Agency for International Development. Mr. Hamilton received a B.A. in Journalism from Marquette University in 1969, an M.S. in Journalism from Boston University in 1974 and a Ph.D. from George Washington University in 1983.	2000

		Director
Name and Age	Business Experience During Past Five Years and Other Directorships	Since

Thomas V. Reifenheiser Age: 69	Thomas V. Reifenheiser was a Managing Director and Group Executive for the Global Media and Telecom Group of Chase Securities Inc., an investment banking firm, from 1995 to 2000. He joined Chase in 1963 and was the Global Media and Telecom Group Executive since 1977. He is a member of the Board of Directors of Mediacom Communications Corporation, Cablevision Systems Corporation and F&W Publications Inc. Mr. Reifenheiser received a B.B.A. from Hofstra University and an M.B.A. from The Wharton School, University of Pennsylvania.	2000

Robert M. Jelenic Age: 54	Robert M. Jelenic has been President and Chief Executive Officer of the Journal Register Company since 1990, and became Chairman of the Board in 1997. He was elected as a director of the Audit Bureau of Circulations in 2003. Admitted to the Ontario Institute of Chartered Accountants in 1974, Mr. Jelenic began his business career with Arthur Andersen in Toronto, Ontario, Canada. Mr. Jelenic has 29 years of senior management experience in the newspaper industry, including 12 years with the Toronto Sun Publishing Group. Mr. Jelenic grew up in Sudbury, Ontario and graduated from Laurentian University in Sudbury, Ontario with an honors Bachelor of Commerce degree.	2004
Family Relationships
      Kevin P. Reilly, Jr., Sean Reilly, our Chief Operating Officer, and Wendell Reilly, a nominee for director, are brothers, Anna Reilly Cullinan is their sister, and Charles W. Lamar III is their cousin.
Board and Committee Meetings
      During the year ended December 31, 2004, our Board of Directors held four meetings. Each of the directors who was then in office attended at least 75% of the aggregate number of meetings of our Board and all of its committees on which that director served. The Board committees currently consist of an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. During the year ended December 31, 2004, the Audit Committee held twelve meetings, the Compensation Committee held three meetings and the Nominating and Governance Committee held one meeting. We encourage, but do not require, our board members to attend the Annual Meeting of Stockholders. Last year, six of our directors attended the stockholders meeting.
      Meetings in Executive Session. Our independent directors have regularly scheduled meetings at which only independent directors are present. During 2004, the independent directors met in executive session on two occasions.
      Audit Committee. The Audit Committee currently consists of Stephen P. Mumblow (Chairman), Robert M. Jelenic and Thomas V. Reifenheiser. Mr. Hamilton was a member of the Committee through May 2004. Our Board of Directors has determined that each member of the Audit Committee satisfies the independence and financial literacy requirements as defined by applicable Nasdaq National Market listing standards governing the qualifications of Audit Committee members. Stephen P. Mumblow and Robert M. Jelenic each qualify as an “audit committee financial expert” under the rules of the Securities and Exchange Commission and satisfy the financial sophistication requirements under applicable Nasdaq requirements. The Audit Committee assists our Board of Directors in fulfilling its responsibility for general oversight of the integrity of our financial statements, including compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of our internal audit function. The Audit Committee is also responsible for the appointment and oversight of our independent registered public accounting firm and our internal auditor. The Audit Committee operates under a written charter adopted by the Board of Directors.
      Compensation Committee. The Compensation Committee currently consists of Thomas V. Reifenheiser (Chairman), John Maxwell Hamilton and Stephen P. Mumblow, each of whom meets the independence requirements as defined by applicable Nasdaq National Market listing standards governing the independence of directors. Mr. Hamilton joined the Committee effective October 2004. The Committee’s responsibilities include evaluating the performance of the Chief Executive Officer and our other executive officers and reviewing and determining such officers’ cash and equity-based compensation and benefits.
      Nominating and Governance Committee. The Nominating and Governance Committee currently consists of Thomas V. Reifenheiser (Chairman) and Stephen P. Mumblow, each of whom meets the independence requirements as defined by applicable Nasdaq National Market listing standards governing the independence of directors. The Committee’s responsibilities include identifying individuals qualified to become Board members and recommending to the Board the director nominees for the next Annual Meeting of Stockholders, as well as candidates to fill vacancies on the Board. Additionally, the Committee recommends to the Board the directors to be appointed to Board committees. The Committee also developed and recommended to the Board a set of corporate governance guidelines and oversees the effectiveness of our corporate governance in accordance with those guidelines.
      Mr. Wendell Reilly is the only nominee for director proposed to be elected at the Annual Meeting who is not currently serving as a director of the Company. Mr. Reilly’s name was first suggested by the Chief Executive Officer. For information relating to the nominations process, including the nomination of directors by stockholders, see “Director Candidates” below. The Nominating and Governance Committee operates under a written charter adopted by the Board of Directors.
      Committee Charters. You may view copies of the charters of the Audit Committee, Compensation Committee and Nominating and Governance Committee, as currently in effect, on the corporate governance section of our website, www.lamar.com.
Director Candidates
      The process followed by the Nominating and Governance Committee to identify and evaluate director candidates includes requesting Board members and others to submit recommendations, meeting from time to time to evaluate biographical information and background materials relating to potential candidates and interviewing (with Board members) selected candidates.
      In considering whether to recommend any candidate for inclusion in the Board’s slate of director nominees, the Nominating and Governance Committee will evaluate the candidate against the standards and qualifications set out in the Company’s Corporate Governance Guidelines, including, among others:

•	the extent to which the candidate’s skills, experience and perspective adds to the range of talent appropriate for the Board and whether such attributes are relevant to our industry;

•	the candidate’s ability to dedicate the time and resources sufficient for the diligent performance of Board duties;

•	whether the candidate meets the independence requirements under applicable Nasdaq National Market listing standards; and

•	the extent to which the candidate holds any position that would conflict with responsibilities to the Company.
The Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.
      Stockholders may recommend candidates for the Nominating and Governance Committee to consider as potential director nominees by submitting names, biographical information and background materials to the Nominating and Governance Committee, c/o General Counsel, Lamar Advertising Company, 5551 Corporate Boulevard, Baton Rouge, Louisiana 70808. The Nominating and Governance Committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis as further described in the Committee’s charter. See “Board and Committee Meetings — Committee Charters.” Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating and Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members. The Committee will also consider whether to nominate any person nominated by a stockholder in accordance with the provisions of the Company’s bylaws relating to stockholder nominations as described in “Deadline for Stockholder Proposals and Director Nominations” below. To date, no stockholder has recommended a candidate for director nominee to the Nominating and Governance Committee or to the Board of Directors.
Communications From Stockholders
      The Board will give appropriate attention to written communications submitted by stockholders, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, the Chairman of the Audit Committee will, with the assistance of our General Counsel, (1) be primarily responsible for monitoring communications from stockholders and (2) provide copies or summaries of such communications to the other directors as he considers appropriate. Communications specifically addressed to a particular director will be forwarded to that director.
      Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chairman of the Audit Committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances and matters as to which we tend to receive repetitive or duplicative communications.
      Stockholders who wish to send communications on any topic to the Board should address such communications to the Chairman of the Audit Committee, c/o General Counsel, Lamar Advertising Company, 5551 Corporate Boulevard, Baton Rouge, Louisiana 70808.
Director Compensation
      From January 1 to September 30, 2004, the Company paid non-management directors a monthly fee of $1,500. Effective October 1, 2004, the Company increased this monthly fee to $3,000. The Company also reimburses non-management directors for travel expenses incurred to attend board and committee meetings and expenses incurred to perform other, related responsibilities.

      For 2004, the Company also paid each member of a committee of the Board of Directors an annual fee of $9,000, paid quarterly. The Chairman of the Audit Committee received an additional annual fee of $9,000, paid quarterly. Effective October 1, 2004, the Company instituted an annual fee of $4,500 to be paid to the director who serves as the Chair of the Compensation Committee and the Nominating and Governance Committee.
      At the discretion of our Compensation Committee, our independent, non-management directors also receive option grants from time to time. During 2004, the Company granted the following options to its non-management directors:

	No. of Shares
Director	Subject to Option	Exercise Price	Date of Grant

John Maxwell Hamilton	10,000(1)	$37.35	2/06/2004
Stephen P. Mumblow	10,000(1)	$37.35	2/06/2004
Thomas V. Reifenheiser	10,000(1)	$37.35	2/06/2004
Robert Jelenic	20,000(2)	$39.62	2/26/2004

(1)	Such options became exercisable as to 2,000 shares on the date of grant, and the remaining options become exercisable as to 2,000 shares on each subsequent anniversary of the date of grant.

(2)	Such options became exercisable as to 6,667 shares on the date of grant, and the remaining options become exercisable as to 6,667 shares on the first anniversary of the date of grant and 6,666 shares on the second anniversary of the date of grant.
Certain Relationships and Related Transactions
      Effective July 1, 1996, the Lamar Texas Limited Partnership, our subsidiary, and Reilly Consulting Company, L.L.C., which Kevin P. Reilly, Sr. controls, entered into a consulting agreement, that was amended effective January 1, 2004. This consulting agreement, as amended, has a term through December 31, 2008 with automatic renewals for successive one year periods after that date unless either party provides written notice of termination to the other. The amended agreement provides for an annual consulting fee of $190,000 for the five year period commencing on January 1, 2004 and an annual consulting fee of $150,000 for any subsequent one year renewal terms. The agreement also contains a non-disclosure provision and a non-competition restriction that extends for two years beyond the termination of the agreement.
      We also have a lease arrangement with Deanna Enterprises, LLC (formerly Reilly Enterprises, LLC), which Kevin P. Reilly, Sr. controls, for the use of an airplane from the period beginning October 1, 2001 and continuing for sixty consecutive months. The arrangement originally provided that we pay a fee of $5,000 per month plus expenses that entitled us to 6.67 hours of flight time, any unused portion of which was carried over into the next succeeding month. In October 2004 we amended this arrangement, which now provides that we will pay $100,000 per year for 125 hours of guaranteed flight time. We accrued approximately $70,000 in total fees under these arrangement for fiscal 2004.
      Kevin P. Reilly, Sr. is the father of Kevin P. Reilly, Jr., Sean Reilly, Anna Reilly Cullinan and Wendell Reilly. Kevin P. Reilly, Jr. is our President, Chief Executive Officer and one of our directors, Sean Reilly is our Chief Operating Officer and Anna Reilly Cullinan is one of our directors. Wendell Reilly is a nominee for director, as are Kevin P. Reilly, Jr. and Anna Reilly Cullinan.

Compensation Committee Interlocks and Insider Participation
      The Compensation Committee currently consists of Thomas V. Reifenheiser (Chairman), John Maxwell Hamilton and Stephen P. Mumblow. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.
Executive Compensation

Summary Compensation Table
      The following table sets forth certain compensation information for our Chief Executive Officer and each of our other executive officers whose salary and bonus for the year ended December 31, 2004 exceeded $100,000, which are herein referred to as the Named Executive Officers.
Summary Compensation Table

					Long-Term
					Compensation Awards

		Annual Compensation			Shares of Class A
					Common Stock
				Other Annual	Underlying	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	Compensation ($)	Options (#)	Compensation ($)

Kevin P. Reilly, Jr.	2004	550,000	300,000	62,549(1)	25,000	64,747(2)
President and	2003	220,000	425,000	77,298(1)	—	109,854(2)
Chief Executive Officer	2002	220,000	175,000	37,921(1)	—	114,316(2)

Sean E. Reilly	2004	425,000	175,000	64,832(3)	25,000	50,000(4)
Chief Operating Officer	2003	190,000	325,000	35,231(3)	—	50,000(4)
and Vice President	2002	190,000	125,000	12,533(3)	—	50,000(4)

Keith A. Istre	2004	425,000	175,000	12,314(5)	25,000	50,000(4)
Treasurer and	2003	180,000	325,000	9,883(5)	—	15,000(4)
Chief Financial Officer	2002	166,000	125,000	18,250(5)	—	15,000(4)

(1)	Consists of (a) $13,286, $5,317, and $22,651 in 2004, 2003, and 2002, respectively, for the personal use of a Company car, (b) $46,763, $69,481, and $12,870 in 2004, 2003, and 2002, respectively, for the personal use of Company aircraft, and (c) $2,500, $2,500, and $2,500 in 2004, 2003, and 2002, respectively, for Company-paid health insurance premiums and medical reimbursements. The incremental cost to the Company of an executive’s personal use of Company aircraft is calculated based on the variable operating costs to the Company, including fuel costs, landing/ramp fees and trip-related maintenance. Fixed costs that do not change based on usage, such as pilot salaries and the cost of maintenance not related to trips, are excluded. The amounts reported reflect a change in methodology from prior years in which the cost of personal use of Company aircraft had been calculated using the Standard Industrial Fare Level (SIFL) tables found in tax regulations.

(2)	Consists of (a) employer contributions under the Company’s deferred compensation plan of $57,500 per year, (b) $7,247, $7,642, and $6,667 for 2004, 2003 and 2002, respectively, for the premiums attributable to the term life insurance portion of two life insurance policies and (c) $44,712 and $50,149 for 2003 and 2002, respectively, which is the dollar value, on a term loan approach, of the benefit of the whole-life portion of the premiums for the life insurance policies paid by us. Ownership of these insurance policies was transferred from The Kevin Reilly, Jr. Life Insurance Trust, a trust for the benefit of Mr. Reilly’s children, to us in December 2003. We terminated one of these policies in 2003 and were reimbursed all premiums previously paid by us under the policy. The Kevin Reilly, Jr. Life Insurance Trust remains the primary beneficiary under the remaining policy, except to the extent of premiums paid by us.

(3)	Consists of (a) $8,044, $7,551, and $10,033 in 2004, 2003, and 2002, respectively, for the personal use of Company car, (b) $54,288 in 2004 and $25,180 in 2003 for the personal use of a Company aircraft (please refer to footnote 1 above for a description of how personal use of a Company aircraft is valued), and (c) $2,500, $2,500, and $2,500 in 2004, 2003, and 2002, respectively, for Company-paid health insurance premiums and medical reimbursements.

(4)	The reported amounts consist of employer contributions under the Company’s deferred compensation plan.

(5)	Consists of (a) $9,814, $7,383, and $15,750 in 2004, 2003, and 2002, respectively, for the personal use of a Company car and (b) $2,500, $2,500, and $2,500 in 2004, 2003, and 2002, respectively, for Company-paid health insurance premiums and medical reimbursements.

Option Grants and Potential Realizable Values Table
      The following table sets forth certain information concerning option grants made to the Named Executive Officers during fiscal year 2004.
Option Grants In Last Fiscal Year

						Potential Realizable
	Individual Grants					Value at Assumed
						Annual Rates of Stock
	Number of		Percent of Total			Price Appreciation for
	Securities		Options Granted			Option Term(2)
	Underlying Options		To Employees In	Exercise or Base	Expiration
Name	Granted (#)		Fiscal Year (%)	Price ($/Sh)	Date	5% ($)	10% ($)

Kevin P. Reilly, Jr.	25,000	(1)	2%	37.35	2/06/14	587,230	1,488,157
Sean E. Reilly	25,000	(1)	2%	37.35	2/06/14	587,230	1,488,157
Keith A. Istre	25,000	(1)	2%	37.35	2/06/14	587,230	1,488,157

(1)	This option became exercisable as to 5,000 shares on February 6, 2004 and an additional 5,000 shares February 6, 2005. The remainder of this option will become exercisable as to 5,000 shares on each of February 6, 2006, 2007 and 2008.

(2)	The values in this column are given for illustrative purposes; they do not reflect the Company’s estimate or projection of future stock prices. The values are based on an assumption that the Company’s Class A Common Stock’s market price will appreciate at the stated rate, compounded annually, from the date of the option grant until the end of the option’s 10-year term. Actual gains, if any, on stock option exercises will depend upon the future performance of the Company’s Class A Common Stock, which will benefit all stockholders proportionately.

Option Exercises and Year-End Values Table
      The following table sets forth certain information concerning exercisable and unexercisable stock options held by the Named Executive Officers as of December 31, 2004.
Aggregated Option Exercises In Last Fiscal Year And
Fiscal Year-End Option Value

Number of Securities
			Underlying Unexercised	Value of Unexercised in-the-
			Options at Fiscal	Money Options at Fiscal
	Shares Acquired		Year-End (#)	Year-End ($)
Name	On Exercise (#)	Value Realized ($)	Exercisable/Unexercisable	Exercisable/Unexercisable(1)

Kevin P. Reilly, Jr.	—	—	102,500/20,000	$1,622,250/$108,600
Sean E. Reilly	—	—	102,500/20,000	$1,622,250/$108,600
Keith A. Istre	57,000	$1,043,873	90,200/20,000	$1,374,322/$108,600

(1)	Based on the difference between the option exercise price and the closing price of the underlying Class A Common Stock on December 31, 2004. The closing price on that date was $42.78.

Compensation Committee Report on Executive Compensation
      Our executive compensation policy is designed to attract, retain and reward executive officers who contribute to our long-term success by maintaining a competitive salary structure and aligning individual compensation with the achievement of corporate and individual performance objectives. The Compensation Committee makes decisions each year regarding executive compensation. The Company’s cash compensation package for executive officers consists of base salary and annual bonuses. The Company also provides equity incentive grants to its executives as a means to drive long-term performance. This report is submitted by the Compensation Committee and addresses the compensation policies for fiscal year 2004 as they affected each of our executive officers.

Executive Officer Compensation
      The Committee has determined that executive officer base salaries and cash bonuses should be based on industry averages for comparable positions as well as on individual and corporate performance.
      Base Salary. For 2004, the Chief Executive Officer made recommendations to the Committee as to base salary amounts for each executive officer (including himself) based on his assessment of each officer’s individual performance and current level of compensation. This recommendation also took into account the total compensation paid in 2003, which included a one-time bonus adjustment to achieve total cash compensation that was comparable to a media industry peer group, and the intention to realign total compensation so that base salary represents approximately 60 to 70% of total compensation. The Committee evaluated the Chief Executive Officer’s recommendations, taking into account the officer’s tenure in his position, the Committee’s subjective assessment of individual performance and our overall performance during the prior year. The Committee did not apply a strict formula but instead considered these factors together without giving any specific weight to any individual factor. The Committee gauged our overall performance based on several key indicators. These indicators included the number of acquisitions completed and the aggregate purchase price thereof, the market performance of our Class A Common Stock and the growth in net revenues and cash flows. The Committee also considered the current financial and economic environment in making its assessment. The Chief Executive Officer recommended that for fiscal 2004 his base salary be set at $550,000 and that the 2004 base salary for each of the Chief Operating Officer and the Chief Financial Officer be set at $425,000. The Committee approved these recommendations.
      Annual Bonuses. After the completion of each fiscal year, the Chief Executive Officer proposes to the Committee the size of annual bonuses, taking into account our growth for that year and each officer’s individual performance. In 2004, the Committee approved a cash bonus of $300,000 to the Chief Executive Officer and a cash bonus of $175,000 to each of the Chief Operating Officer and the Chief Financial Officer. The Chief Executive Officer’s bonus was also based on our overall financial performance during 2004.
      Deferred Compensation. The Company maintains a nonqualified deferred compensation plan. Employees are eligible to participate in the plan if they are designated by the Chief Executive Officer as participants after satisfying certain age, years of service, and management classification requirements. The Company makes annual contributions under the plan for non-executive officers according to guidelines established by the Chief Executive Officer, which may vary from time to time. The Committee reviews and approves the amounts to be contributed to the Company’s executive officers, including the Chief Executive Officer. Such contributions are held in a rabbi trust and invested in certain mutual funds. Earnings and losses are credited on such contributions based upon the investment returns. A participant’s right to receive benefits under the plan is conditioned upon the satisfaction of certain noncompetition, nonsolicitation, and non-hire covenants. Our executive officers (including the Chief Executive Officer) are eligible to receive benefits under this plan.

In fiscal year 2004, the Company contributed $57,500 on behalf of the Chief Executive Officer, $50,000 on behalf of the Chief Operating Officer and $50,000 on behalf of the Chief Financial Officer.
      Stock Options. Executive officer compensation also includes awards of options to purchase Class A Common Stock. The purpose of the equity incentive program is to provide incentives to the Company’s executive officers to manage with a view toward maximizing long-term shareholder value. In February 2004, the Committee reviewed recommendations from the Chief Executive Officer with respect to equity grants for executive officers and approved option grants of 25,000 shares to each of the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer, as shown in the Option Grants in Last Fiscal Year Table.

Deduction Limit for Executive Compensation
      Section 162(m) of the Internal Revenue Code denies a tax deduction to a public corporation for annual compensation in excess of one million dollars paid to its Chief Executive Officer and its four other most highly compensated officers. This provision excludes certain types of “performance-based compensation” from the compensation subject to this limit. The Committee does not expect to pay any one covered employee salary and bonus for 2005 that could exceed $1,000,000. In addition, the 1996 Equity Incentive Plan contains an individual annual limit on the number of stock options and stock appreciation rights that may be granted under the plan so that such awards should qualify for the exclusion from the limitation on deductibility for performance-based compensation. The plan also contains shareholder-approved general business criteria so that the Committee may grant other forms of equity compensation (such as performance shares) that should be fully deductible. The Committee believes, however, that in some circumstances factors other than tax deductibility are more important in determining the forms and levels of executive compensation most appropriate and in the best interests of the Company and its shareholders. Given our industry and business, as well as the competitive market for outstanding executives, we believe that it is important for the Committee to retain the flexibility to design compensation programs consistent with its executive compensation philosophy for the Company, even if some executive compensation is not fully deductible. Accordingly, the Committee may from time to time approve elements of compensation for certain executives that are not fully deductible.

By the Compensation Committee,

Thomas V. Reifenheiser (Chair)
John Maxwell Hamilton
Stephen P. Mumblow

Performance Graph
      The following graph shows a comparison of the cumulative total stockholder returns on the Class A Common Stock over the period from December 31, 1999 to December 31, 2004 as compared with the returns of the Nasdaq US Index and Clear Channel Communications, Inc., a company that operates outdoor advertising properties as well as other media properties as part of its business. The graph below depicts a $100 investment on December 31, 1999 in our Class A Common Stock, the Nasdaq US Index and Clear Channel Communications, Inc. with all dividends, if any, being reinvested.

	31-Dec-99	31-Dec-00	31-Dec-01	31-Dec-02	31-Dec-03	31-Dec-04

Lamar Advertising Company	$100	$64	$70	$56	$62	$71
Nasdaq US	$100	$60	$48	$33	$49	$54
Clear Channel Communications, Inc.	$100	$54	$57	$42	$53	$38
Source: Georgeson Shareholder Communications Inc.

Equity Compensation Plan Information
      The following table provides information as of December 31, 2004 with respect to shares of our Class A Common Stock that may be issued under our existing compensation plans.

(c) Number of
securities remaining
available for future
	(a) Number of securities to		(b) Weighted-average	issuance under equity
	be issued upon exercise of		exercise price of	compensation plans
	outstanding options,		outstanding options,	(excluding securities
Plan Category	warrants and rights		warrants and rights	reflected in column (a))

Equity compensation plans approved by security holders(1)	4,347,267	(2)	$31.01	2,555,264	(3)(4)
Equity compensation plans not approved by security holders	n/a		n/a	n/a

Total	4,347,267		$31.01	2,555,264

(1)	Consists of the 1996 Equity Incentive Plan and 2000 Employee Stock Purchase Plan.

(2)	Does not include purchase rights accruing under the 2000 Employee Stock Purchase Plan because the purchase price (and therefore the number of shares to be purchased) will not be determined until the end of the purchase period.

(3)	Includes shares available for future issuance under the 2000 Employee Stock Purchase Plan. Under the evergreen formula of this plan, on the first day of each fiscal year beginning with 2001, the aggregate number of shares that may be purchased through the exercise of rights granted under the plan is increased by the lesser of (a) 500,000 shares, (b) one-tenth of one percent of the total number of shares of Class A Common Stock outstanding on the last day of the preceding fiscal year, and (c) a lesser amount determined by the board of directors. Pursuant to the evergreen formula, as of December 31, 2004, a total of 424,022 shares have been added to the 2000 Employee Stock Purchase Plan.

(4)	In addition to stock option awards, the 1996 Equity Incentive Plan provides for the issuance of restricted stock, unrestricted stock and stock appreciation rights.
Report of the Audit Committee
      The following is the report of the Audit Committee with respect to Lamar’s audited financial statements for the year ended December 31, 2004.
      The purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee Lamar’s accounting and financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the committee. The charter was included in the proxy statement related to Lamar’s 2004 Annual Meeting. The Audit Committee is comprised entirely of independent directors as defined by applicable Nasdaq National Market listing standards.
      Management is responsible for our internal controls and the financial reporting process. The Independent Registered Public Accounting Firm is responsible for performing an independent audit of our consolidated financial statements and internal control over financial reporting in accordance with the standards established by the Public Company Accounting and Oversight Board (United States) and issuing a report thereon. The Committee’s responsibility is to monitor these processes. The Audit Committee has reviewed and discussed the consolidated financial statements with management and KPMG LLP, our independent registered public accounting firm.

      In the course of its oversight of Lamar’s financial reporting process, the Audit Committee of the Board of Directors has:

•	reviewed and discussed with management Lamar’s audited financial statements for the fiscal year ended December 31, 2004;

•	discussed with KPMG LLP, Lamar’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees;

•	received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees;

•	discussed with KPMG LLP its independence; and

•	considered whether the provision of non-audit services by KPMG LLP is compatible with maintaining its independence.
      Based on the foregoing review and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in Lamar’s annual report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

By the Audit Committee,

Stephen P. Mumblow (Chair)
Robert M. Jelenic
Thomas V. Reifenheiser
Information Concerning Auditors
      The firm of KPMG LLP, independent registered public accounting firm, audited our financial statements for the year ended December 31, 2004. The Audit Committee has appointed KPMG LLP to serve as our independent registered public accounting firm for its fiscal year ending December 31, 2005. Representatives of KPMG LLP are expected to attend the Annual Meeting to respond to appropriate questions, and will have the opportunity to make a statement if they desire.
      The Audit Committee approves the engagement of the independent registered public accounting firm and approves, in advance, all audit services and all permitted non-audit services to be provided to us by the independent registered public accounting firm.
      The fees for services provided by KPMG LLP to the Company in 2004 and 2003 were as follows:

	Fiscal 2004	Fiscal 2003

Audit Fees(1)	$893,500	$549,500
Audit Related Fees	15,000	—
Tax Fees(2)	63,666	42,923
All Other Fees	—	—

Total	$972,166	$592,423

(1)	Audit Fees for the years ended December 31, 2004 and 2003, respectively, were for professional services rendered for the audits of our consolidated financial statements and review of financial statements included in our quarterly and annual financial statements and statutory and subsidiary audits, issuance of comfort letters, consents, income tax provision procedures, and assistance with review of documents filed with the SEC. Audit fees for the year ended December 31, 2004 also include costs associated with KPMG LLP’s audit of management’s assessment of our internal control over financial reporting and KPMG’s own audit of our internal control over financial reporting.

(2)	Tax Fees as of the years ended December 31, 2004 and 2003, respectively, included tax compliance fees of $ 18,675 and $16,200, and tax planning fees of $ 44,991 and $26,723.

Other Matters
      The Board of Directors is unaware of any business to be conducted at the Annual Meeting other than the matter described in the Notice to Stockholders. If other business is properly presented for consideration at the Annual Meeting, the enclosed proxy card authorizes the persons named therein to vote the shares in their discretion on that matter.
Deadline For Stockholder Proposals and Director Nominations
      In order for a stockholder proposal to be considered for inclusion in our proxy materials for the 2006 Annual Meeting of Stockholders, we must receive it no later than December 23, 2005 at the following address: 5551 Corporate Boulevard, Baton Rouge, Louisiana 70808, Attention: Secretary.
      In addition, our bylaws require a stockholder who wishes to bring business before an annual meeting or propose director nominations at an annual meeting to give advance written notice to the Secretary as described in the bylaws. To be timely for the 2006 Annual Meeting of Stockholders, proposals must be received by not later than the close of business on March 12, 2006.
Expenses Of Solicitation
      We will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others of forwarding solicitation material to beneficial owners of common stock. In addition to the use of mails, proxies may be solicited by our officers and any regular employees in person or by telephone. We expect that the costs incurred in the solicitation of proxies will be nominal.
April 22, 2005

(FRONT OF PROXY CARD)

THE BOARD OF DIRECTORS IS SOLICITING THIS PROXY
IN CONNECTION WITH THE ANNUAL MEETING OF STOCKHOLDERS OF
LAMAR ADVERTISING COMPANY

MAY 26, 2005

     Each undersigned stockholder of Lamar Advertising Company (the “Company”) hereby appoints Kevin P. Reilly, Jr. and Keith A. Istre, and each of them acting singly, with full power of substitution, as Proxies to vote on behalf of the undersigned all shares of capital stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 26, 2005, and at all adjournments of the Annual Meeting. The undersigned hereby revokes any proxy previously given with respect to such shares.

     This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). If no specifications are made, the Proxies named above will vote the shares to which this Proxy Card relates “FOR” the proposal listed on the reverse side of this Proxy Card. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS PROPERLY COMING BEFORE THE MEETING.

(Continued and to be signed on reverse side)

(REVERSE OF PROXY CARD)

ANNUAL MEETING OF STOCKHOLDERS OF
LAMAR ADVERTISING COMPANY

MAY 26, 2005

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

THE DIRECTORS RECOMMEND A VOTE “FOR” ALL NOMINEES IN THE PROPOSAL. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: [X]

1. Election of directors:

NOMINEES:
[ ]	FOR ALL NOMINEES	o	Anna Reilly Cullinan
		o	John Maxwell Hamilton
[ ]	WITHHOLD AUTHORITY FOR ALL NOMINEES	o	Robert M. Jelenic
		o	Stephen P. Mumblow
[ ]	FOR ALL EXCEPT	o	Thomas V. Reifenheiser
	(See instructions below)	o	Kevin P. Reilly, Jr.
		o	Wendell Reilly

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee for whom you wish to withhold, as shown here: •

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder:	Date:

Signature of Stockholder:	Date:

Note:	Please sign exactly as your name appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign in full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.